Exhibit 99.1

FOR IMMEDIATE RELEASE	July 6, 2026

Celestica Announces Leadership Transition in its Connectivity and Cloud Solutions Segment

TORONTO, Canada - Celestica Inc. (NYSE: CLS) (TSX: CLS), a global leader in data center infrastructure and advanced technology solutions, today announced the appointment of Steven Dorwart to President, Connectivity and Cloud Solutions (CCS), effective July 6, 2026.  Steven Dorwart succeeds Jason Phillips who will be retiring at the end of the year.

Steven Dorwart steps into the role with a proven track record of aligning Celestica’s strategic capabilities with the evolving needs of its enterprise and hyperscaler customers. As a 21-year veteran of the company who previously served as Senior Vice President and General Manager, Global Accounts, CCS, Steven leverages deep customer relationships and a thorough understanding of the competitive landscape to ensure Celestica remains uniquely positioned to deliver long-term value and innovative solutions to its global customers.

“I would like to congratulate Steven on his appointment,” said Rob Mionis, Chair and Chief Executive Officer, Celestica. Steven is a key member of our leadership team and has been the driving force behind some of our most important growth milestones. He has the experience, customer relationships and strategic vision to continue building on our strong growth momentum. I have complete confidence in his leadership.”

Mionis added: “I also want to thank Jason Phillips for the significant contribution that he has made to Celestica's success over the course of his career. His commitment to strengthening our CCS business, making it more resilient, and positioning it for growth has been has been instrumental in our success. He leaves a lasting legacy at Celestica, and I wish him a healthy, happy, and incredibly well-earned retirement.”

To ensure a seamless transition, Jason will remain in an advisory capacity until the end of the year.

About Celestica

Celestica is a technology leader dedicated to driving customer success and market advancements. With deep expertise in design, engineering, manufacturing, supply chain, and platform solutions, Celestica enables critical data center infrastructure for AI, cloud, and hybrid cloud and advances technologies in high-growth markets. With a talented team and a strategic global network, Celestica helps its customers achieve competitive advantages. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

The information contained on or accessible through www.celestica.com is not incorporated by reference into, and does not form part of, this release.

Contacts:

Celestica Global Communications (416) 448-2200 media@celestica.com	Celestica Investor Relations (416) 448-2211 clsir@celestica.com